CONSULTING AGREEMENT

This Consulting Agreement (this "Agreement") is entered into as of the Effective Date between Gerardine Botte ("Consultant" and "Party") and Novusterra Inc., a Florida for-profit corporation with a principal office address of 12115 Visionary Way, Suite 174, Fishers, IN 46038 ("NOVUSTERRA" and "Party").

TERMS AND CONDITIONS

1 Purpose of Agreement.

a. The Consultant will provide consulting services to NOVUSTERRA related to the growth of carbon nanostructures from electrolyzed coal by-products based on patent number US 10,544,503 B2 ("Services").

2 Consultant's Services.

a. Services. The consultant will provide Services to NOVUSTERRA as outlined in the scope of work attached as Exhibit A to the Agreement.

b. Order of Precedence. To the extent they do not conflict with the terms of this Agreement, the NOVUSTERRA purchase order terms and conditions are incorporated by reference into this Agreement. In the event of any conflict between the terms and requirements of this Agreement and the engagement letter(s) attached as exhibits, the terms of this Agreement shall control unless otherwise agreed upon by the Parties in writing. The Parties agree that any conflict in terms and conditions not resolved by the order of precedence set forth herein will be resolved at the discretion of NOVUSTERRA.

3 Term. The term of this Agreement begins upon the date of the last signature hereof (the "Effective Date"), and expires two (2) years thereafter (the "Term").

4 Financial Agreement.

a. Fees. The fees paid to Consultant under this Agreement shall be in accordance with Exhibit B attached hereto, but shall not exceed an average of four thousand seven hundred fifty dollars ($4,750) monthly for up to 10 hours of Services per month.

b. Expenses. NOVUSTERRA will reimburse the following direct expenses incurred in the performance of Consultant's Services:

i. *Communication*. Direct mailings, associated mailer development, postage, correspondence, transcription services, express/overnight mail delivery;

ii. *Travel*. Incidental and travel expenses (auto mileage, meals, hotels, airfare, etc.) will be billed to NOVUSTERRA at actual cost. Airfare will be business class. Traveling time will be billed at $210 per hour. All travel time will be portal-to-portal from/to Botte offices in Lubbock, Texas. Overnight accommodations shall include any nearby available Hilton, Hyatt, Marriot, or Sheraton brand hotel (or comparable-quality hotel) near the meeting location.

iii. *On-site visits*. Expenses associated with on-site visits and other visits requested by NOVUSTERRA and pre-approved in writing; and

iv. Other direct expenses approved in advance by NOVUSTERRA in writing.

c. Payment Timing. NOVUSTERRA will pay the Consultant on the last day of the month for services rendered.

5 Termination.

a. No-Fault Termination. This Agreement may be terminated, with or without cause, by NOVUSTERRA or Consultant, by giving at least thirty (30) days' written notice of early termination. If the Consultant's Services are terminated before the end of a full month for whatever reason, the Consultant will invoice NOVUSTERRA for only that portion of the period when work was performed.

b. No Liability. In no event will termination by NOVUSTERRA as provided for under this section give rise to any liability on NOVUSTERRA's part. NOVUSTERRA's sole obligation hereunder is to pay Consultant for Services received before the date of termination.

c. Survival. Provisions that by their nature are intended to survive, including but not limited to confidentiality obligations and indemnification, will survive the expiration or termination of this Agreement.

6 General Provisions.

a. Confidentiality and Disclosure. The parties acknowledge that in connection with Consultant's Services, Consultant may have access to confidential information from NOVUSTERRA. As used herein, the term "Confidential Information" shall mean any confidential or proprietary information of either Party (hereinafter the "Discloser") to the other Party (hereinafter the "Recipient") and may include, but is not limited to, written documents, memoranda, reports, correspondence, drawings, designs, proposals, specifications, intellectual property, patent applications, and supplier, customer and end user data whether written, graphic, photographic or any other machine-readable form or embodied in a device, samples or other materials, controls, hardware, and computer software or programs, so long as each is marked or indicated as proprietary or confidential at the time of disclosure, or disclosed in a context in which Recipient reasonable should have understood that the information should be treated as confidential. Confidential Information shall also include: (1) any confidential or proprietary information disclosed verbally or by inspection to the Recipient if identified as confidential at the time of disclosure; and (2) any written documents, memorandum, reports, correspondence, drawings, designs, materials, or computer software or programs developed or prepared by the Recipient which incorporates, relies upon or makes reference to any of the Discloser's Confidential Information, whether in whole or in part.

i. *Non- disclosure.* Consultant agrees that they will not divulge, disseminate, or otherwise disclose any NOVUSTERRA Confidential Information without NOVUSTERRA's prior written consent. NOVUSTERRA and Consultant agree that these obligations concerning NOVUSTERRA Confidential Information will not apply to any portion of NOVUSTERRA Confidential Information which:

1. was at the time of disclosure to Consultant part of the public domain by publication or otherwise; or

2. became part of the public domain after disclosure to Consultant by publication or otherwise, except by breach of this Agreement; or

3. was already properly and lawfully in Consultant's possession at the time it was received from NOVUSTERRA; or

4. was or is lawfully received by Consultant from a third party who was under no obligation of confidentiality with respect to the information; or

5. is required to be disclosed by law, regulation or judicial or administrative process.

b. Independent Contractor Status. Consultant agrees that they are an independent contractor and that this Agreement does not form a joint venture or partnership. NOVUSTERRA will not be responsible for the Federal Insurance Contribution Act (FICA) payments, federal or state unemployment taxes, income tax withholding, Workers' Compensation Insurance payments, or any other insurance payments, nor will NOVUSTERRA furnish any medical or retirement benefits or any paid vacation or sick leave. Consultant agrees that they are an independent contractor and that this Agreement does not form a joint venture or partnership.

c. Acceptance of Services. All Services performed under this Agreement will be to NOVUSTERRA's satisfaction and in accordance with the specifications, terms, and conditions of this Agreement. NOVUSTERRA reserves the right to inspect the products furnished or the Services performed and to determine the quality, acceptability, and fitness of such products or Services.

d. Time of Performance. Time is of the essence in the rendering of Services and delivery of products hereunder. Consultant agrees to perform all obligations and render Services set forth per this proposal.

e. Agreement Amendments. No modification or amendment to the Agreement will be valid unless agreed to by NOVUSTERRA in writing and signed by both parties. All amendments must be signed by the same person who signed the original Agreement or their successor(s).

f. Retention of and Access to Documents. The Consultant will maintain records generated under this Agreement for at least two (2) years after submission of the last accounting report date on which Services were rendered, or until final resolution of any proceedings arising out of the Agreement, whichever date is later.

g. Severability. If one or more provisions of this Agreement, or the application of any provision to any party or circumstance, is held invalid, unenforceable, or illegal in any respect, the remainder of the Agreement and the application of the provision to other parties or circumstances will remain valid and in full force and effect.

h. Non-Waiver of Defaults. NOVUSTERRA's failure at any time to enforce or require the strict keeping and performance of any of the terms and conditions of this Agreement will not constitute a waiver of such terms, conditions, or rights, and will not affect or impair NOVUSTERRA's right at any time to avail ourselves of same.

i. Assignment. Neither this Agreement, nor any rights or obligations of monies due hereunder are assignable, delegable, or transferable (as security for advances or otherwise) unless agreed to in writing by NOVUSTERRA. The Consultant will not subcontract any portion of Services encompassed by

this Agreement without NOVUSTERRA's prior written approval. NOVUSTERRA will not be required to recognize any assignment or subcontract made without NOVUSTERRA's prior written approval, and any such assignment by Consultant will be wholly void and ineffective for all purposes unless made in conformity with this section.

j. Governing Law. This Agreement and all of the rights and obligations of the parties hereto and all of the terms and conditions hereof will be construed, interpreted, and applied in accordance with and governed by and enforced under the laws of the United States of America and the State of Indiana will be the proper place of venue for any legal proceeding with respect of this Agreement.

k. Standard of Care. Consultant agrees that they possess the requisite experience and skills to perform the Services under this Agreement and will do so with due diligence and reasonable care.

l. Force Majeure. "Event of Force Majeure" means an event beyond the control of Consultant or NOVUSTERRA which prevents or makes a party's compliance with any of its obligations under the Agreement illegal or impracticable, including but not limited to act of God (including, without limitation, fire, explosion, earthquake, tornado, drought, and flood); war, act or threats of terrorism, hostilities (whether or not war be declared), invasion, act of enemies, mobilization, requisition, or embargo; rebellion, insurrection, military or usurped power, or civil war; contamination or destruction from any nuclear, chemical, or biological event; riot, commotion, strikes, go-slows, lock outs, or disorder; epidemic, pandemic, viral outbreak, or health crisis; or directive of governmental authority. No party will be considered in breach of the Agreement to the extent that performance of their respective obligations is prevented or made illegal or impracticable by an Event of Force Majeure that arises during the term (or after execution of the Agreement but before the beginning of the term). A party asserting an Event of Force Majeure hereunder ("Affected Party") will give reasonable notice to the other party of an Event of Force Majeure upon it being foreseen by, or becoming known to, Affected Party. In the event of an Event of Force Majeure, Affected Party will endeavor to continue to perform its obligations under the Agreement only so far as reasonably practicable.

m. Emergency Health and Safety Procedures. In the event of a pandemic, epidemic, viral outbreak, health crisis, or other emergency ("Emergency"), NOVUSTERRA may, at its sole discretion, implement new or modified health and safety procedures in order to protect the health and safety of the NOVUSTERRA community. In the event of an Emergency, the Consultant agrees to adhere to all such procedures and related directives from NOVUSTERRA when entering onto and performing Services on NOVUSTERRA's campus.

n. Notices. Notices will be effective under this Agreement when they are reduced to writing and delivered by next day delivery service, with proof of delivery, or mailed certified or registered mail, return receipt requested, to the appropriate party at the address stated below. Notice will be deemed given on the date delivered or the date of attempted delivery if service is refused.

Gerardine G Botte
4014 75th st
Lubbock TX, 79423

Novusterra Inc.
c/o Gregory Jensen, CEO
12115 Visionary Way, Suite 174
Fishers, IN 46038

Gerardine Botte
(referred to as "Consultant" throughout)

By ______________________

Signatory
Title

Consultant
____

Date 01/01/2024

NOVUSTERRA
(referred to as "NOVUSTERRA" throughout)

By ______________________

Signatory Gregory Jensen
Title CEO

____

Date 1/1/2024

Exhibit A

Chief Technology Officer (CTO) Statement of Work

Gerardine Botte will serve as a Consultant to Novusterra but will not have the ability to bind the Company to agreements. The CEO will consult with the Consultant on a variety of management items for NOVUSTERRA, including, but not limited to:

- Provide guidance in the technical implementation of Ohio University patent number US 10,544,503 B2 licensed or controlled technologies (collectively, the "Technologies");
- Provide strategic direction relating to the Technologies;
- Assist to promote the sales and marketing of products and services;
- Provide guidance in the development of Technologies; and
- Work with the Company within the parameters of any separately managed sponsored research agreement, technical service agreement, and/or facility use agreement with Texas Tech University (TTU).

Exhibit B

- The Consultant's rate is Four Hundred and Seventy-Five U.S. dollars (U.S. $475) per hour of service provided. The Consultant is expected to provide 10 hours of service per month.